Albertsons Companies, Inc. Reports Third Quarter Fiscal 2020 Results

Raises Fiscal 2020 Outlook

Boise, ID - January 12, 2021
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the third quarter of fiscal 2020, which ended December 5, 2020.
Third Quarter of Fiscal 2020 Highlights

•Identical sales growth of 12.3%
•Digital sales growth of 225%
•Net income per share of $0.20; Adjusted net income per share of $0.66
•Net income of $124 million; Adjusted net income of $387 million
•Adjusted EBITDA of $968 million, an increase of 53% compared to the third quarter last year
•Executed debt refinancing and announced paydown to drive an additional $25 million in annualized interest savings

"Our constant focus on our customers continued to drive strong growth and market share gains in the third quarter," said Vivek Sankaran, President & CEO. "It is clear that our strategy is working, and as we continue to execute on our strategic priorities, we believe we are well positioned to deliver sustainable growth over the long term. At the same time, we remain focused on delivering value to all stakeholders, including taking care of our customers, associates and the communities we serve as we continue to navigate through the pandemic."

Third Quarter of Fiscal 2020 Results
Sales and other revenue was $15.4 billion during the 12 weeks ended December 5, 2020 ("third quarter of fiscal 2020") compared to $14.1 billion during the 12 weeks ended November 30, 2019 ("third quarter of fiscal 2019"). The increase was driven by the Company's 12.3% growth in identical sales, partially offset by lower fuel sales. Identical sales benefited from the Company's 225% growth in digital sales.
Gross profit margin increased to 29.3% during the third quarter of fiscal 2020 compared to 28.3% during the third quarter of fiscal 2019. Excluding the impact of fuel, gross profit margin increased 25 basis points. The increase was primarily driven by continued improvements in shrink expense and sales leverage on advertising and supply chain costs, partially offset by expenses related to our growth in digital sales and select investments in price.
Selling and administrative expenses were 28.0% of sales during the third quarter of fiscal 2020 compared to 27.0% of sales for the third quarter of fiscal 2019. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales increased 40 basis points. The increase in selling and administrative expenses was primarily attributable to the $285.7 million charge (pre-tax) related to the previously announced withdrawal from the United Food and Commercial Workers International Union ("UFCW") Union-Industry Pension Fund ("National Fund") and incremental COVID-19 expenses to safeguard associates and customers, partially offset by sales leverage driven by higher identical sales and continued focus on cost control.
Gain on property dispositions and impairment losses, net was $59.0 million during the third quarter of fiscal 2020 compared to $18.7 million during the third quarter of fiscal 2019.

Interest expense was $115.9 million during the third quarter of fiscal 2020 compared to $154.8 million during the third quarter of fiscal 2019. The decrease in interest expense was primarily attributable to lower average outstanding borrowings and lower average interest rates. The weighted average interest rate during the third quarter of fiscal 2020 was 5.5% compared to 6.3% during the third quarter of fiscal 2019, excluding amortization and write-off of deferred financing costs and original issue discount.
Income tax expense was $29.5 million, representing a 19.3% effective tax rate, during the third quarter of fiscal 2020 compared to $12.9 million, representing a 19.1% effective tax rate, during the third quarter of fiscal 2019. The increase in income tax expense was primarily the result of the increase in income before taxes. The effective income tax rate for the third quarter of fiscal 2020 was favorably impacted by discrete benefits related to income tax credits and equity-based compensation deductions.

Net income was $123.7 million during the third quarter of fiscal 2020 compared to $54.8 million during the third quarter of fiscal 2019. Net income during the third quarter of fiscal 2020 included the $213.0 million charge, net of tax, related to the UFCW National Fund withdrawal.

Adjusted net income was $386.6 million, or $0.66 per share, during the third quarter of fiscal 2020 compared to $142.2 million, or $0.24 per share, during the third quarter of fiscal 2019.
Adjusted EBITDA was $967.7 million, or 6.3% of sales, during the third quarter of fiscal 2020 compared to $634.4 million, or 4.5% of sales, during the third quarter of fiscal 2019. The increase in Adjusted EBITDA was primarily attributable to the Company's 12.3% increase in identical sales and the improved sales leverage experienced in gross margin and selling and administrative expenses, excluding the adjustment items.
Year-To-Date Results
Sales and other revenue was $53.9 billion during the 40 weeks ended December 5, 2020 ("first 40 weeks of fiscal 2020") compared to $47.0 billion during the 40 weeks ended November 30, 2019 ("first 40 weeks of fiscal 2019"). The increase was driven by the Company's 18.4% increase in identical sales, partially offset by lower fuel sales.
Gross profit margin increased to 29.4% during the first 40 weeks of fiscal 2020 compared to 28.0% during the first 40 weeks of fiscal 2019. Excluding the impact of fuel, gross profit margin increased 65 basis points.
Selling and administrative expenses decreased to 26.2% of sales during the first 40 weeks of fiscal 2020 compared to 26.7% of sales for the first 40 weeks of fiscal 2019. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 120 basis points.
Interest expense was $425.1 million during the first 40 weeks of fiscal 2020 compared to $557.5 million during the first 40 weeks of fiscal 2019. The decrease in interest expense was primarily attributable to lower average outstanding borrowings and lower average interest rates.
Adjusted net income was $1,544.2 million, or $2.62 per share, during the first 40 weeks of fiscal 2020 compared to $417.9 million, or $0.71 per share, during the first 40 weeks of fiscal 2019.
Adjusted EBITDA was $3,607.1 million, or 6.7% of sales, during the first 40 weeks of fiscal 2020 compared to $2,078.8 million, or 4.4% of sales, during the first 40 weeks of fiscal 2019. The increase in Adjusted EBITDA was primarily attributable to the Company's 18.4% increase in identical sales and the improved sales leverage experienced in gross margin and selling and administrative expenses, excluding the adjustment items.

Liquidity
Net cash provided by operating activities was $2,996.0 million during the first 40 weeks of fiscal 2020 compared to $1,387.0 million during the first 40 weeks of fiscal 2019. The increase in cash flow from operations compared to the first 40 weeks of fiscal 2019 was primarily due to improvements in operating performance and changes in working capital.
Capital Allocation
The Company's capital allocation strategy is balanced, prioritizing increased levels of capital investment in the business to drive future growth, continued deleveraging of the balance sheet, the $0.10 per share quarterly dividend, and opportunistic share repurchases, all anchored on the strong and consistent free cash flow generated by the business. The Company's capital allocation program continues to be funded with cash on hand and cash generated from operations.
During the first 40 weeks of fiscal 2020, the Company spent approximately $1.1 billion in capital expenditures, which included accelerated investment in digital and technology initiatives, and the completion of 225 store remodels.
During the third quarter of fiscal 2020, the Company repurchased an aggregate of 6.8 million shares of common stock for an aggregate of $102.7 million pursuant to the Company's existing $300 million share repurchase authorization. The Company also paid its first quarterly dividend of $0.10 per share on November 10, 2020 to stockholders of record as of October 26, 2020 and, on January 12, 2021, announced the next quarterly dividend of $0.10 per share payable on February 10, 2021 to stockholders of record as of January 26, 2021.

On December 22, 2020, the Company issued $600 million in aggregate principal amount of additional 3.500% senior notes due 2029, issued at 99% of the principal amount (the "2029 Notes"). The Company used the net proceeds from the 2029 Notes, together with approximately $230 million of cash on hand, to (i) fund a partial redemption of $800 million aggregate principal amount of its outstanding 5.750% senior notes due 2025 (the "Redemption") and (ii) pay fees and expenses related to the Redemption and issuance of the 2029 Notes. This refinancing and debt reduction is expected to save the Company approximately $25 million in annualized pre-tax interest expense. In total, the Company's refinancing and debt reduction during the first 40 weeks of fiscal 2020 is expected to save the Company approximately $77 million in annualized pre-tax interest expense.

Updated Fiscal 2020 Outlook

The Company is providing an updated fiscal 2020 outlook and now expects:

•Identical sales in fiscal 2020 of approximately 16.5% (previously at least 15.5%)
•Adjusted EPS in the range of $3.05 per share to $3.15 per share (previously $2.75 per share to $2.85 per share)
•Adjusted EBITDA in the range of $4.4 billion to $4.5 billion (previously $4.15 billion to $4.25 billion)
•Effective tax rate to be approximately 25% excluding discrete items (unchanged)
•Capital expenditures in the range of $1.65 billion to $1.75 billion (previously $1.9 billion, due to a timing shift between fiscal 2020 and fiscal 2021)

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2020 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2020.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, President and CEO, and Bob Dimond, CFO. The call will be webcast and can be accessed at https://investor.albertsonscompanies.com/Event-Calendar. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of December 5, 2020, the Company operated 2,253 retail food and drug stores with 1,727 pharmacies, 400 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2019 alone, along with the Albertsons Companies Foundation, the Company gave $225 million in food and financial support. In 2020, the Company made a $53 million commitment to community hunger relief efforts and a $5 million commitment to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans' outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Class A Common Share and the total Net Debt to Adjusted EBITDA ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income Per Class A Common Share provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Net sales and other revenue	$15,408.9	$14,103.2	$53,918.1	$47,018.3
Cost of sales	10,900.3	10,108.1	38,063.1	33,842.1
Gross profit	4,508.6	3,995.1	15,855.0	13,176.2

Selling and administrative expenses	4,309.1	3,807.2	14,109.7	12,548.4
Gain on property dispositions and impairment losses, net	(59.0)	(18.7)	(47.0)	(482.7)
Operating income	258.5	206.6	1,792.3	1,110.5

Interest expense, net	115.9	154.8	425.1	557.5
Loss on debt extinguishment	8.6	—	57.7	65.8
Other income, net	(19.2)	(15.9)	(27.5)	(21.9)
Income before income taxes	153.2	67.7	1,337.0	509.1

Income tax expense	29.5	12.9	342.6	110.5
Net income	$123.7	$54.8	$994.4	$398.6

Net income per Class A common share
Basic net income per Class A common share	$0.21	$0.09	$1.78	$0.69
Diluted net income per Class A common share	0.20	0.09	1.71	0.69
Weighted average Class A common shares outstanding
Basic	468.7	579.4	511.0	579.3
Diluted	472.1	580.9	580.3	579.8

Margins
Gross profit	29.3%	28.3%	29.4%	28.0%
Selling and administrative expenses	28.0%	27.0%	26.2%	26.7%

Store data
Number of stores at end of quarter	2,253	2,260

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 5, 2020	February 29, 2020
ASSETS
Current assets
Cash and cash equivalents	$1,836.1	$470.7
Receivables, net	549.5	525.3
Inventories, net	4,638.0	4,352.5
Other current assets	420.6	382.8
Total current assets	7,444.2	5,731.3

Property and equipment, net	9,086.4	9,211.9
Operating lease right-of-use assets	5,742.9	5,867.4
Intangible assets, net	2,076.4	2,087.2
Goodwill	1,183.3	1,183.3
Other assets	786.1	654.0
TOTAL ASSETS	$26,319.3	$24,735.1

LIABILITIES
Current liabilities
Accounts payable	$3,395.0	$2,891.1
Accrued salaries and wages	1,268.6	1,126.0
Current maturities of long-term debt and finance lease obligations	212.4	221.4
Current maturities of operating lease obligations	585.8	563.1
Other current liabilities	1,135.5	1,102.7
Total current liabilities	6,597.3	5,904.3

Long-term debt and finance lease obligations	8,328.0	8,493.3
Long-term operating lease obligations	5,355.6	5,402.8
Deferred income taxes	566.6	613.8
Other long-term liabilities	2,498.0	2,042.8

Commitments and contingencies
Series A convertible preferred stock	844.3	—
Series A-1 convertible preferred stock	754.8	—

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.8
Additional paid-in capital	1,883.8	1,824.3
Treasury stock, at cost	(1,890.5)	(25.8)
Accumulated other comprehensive loss	(105.9)	(118.5)
Retained earnings	1,481.4	592.3
Total stockholders' equity	1,374.7	2,278.1
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,319.3	$24,735.1

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	December 5, 2020	November 30, 2019
Cash flows from operating activities:
Net income	$994.4	$398.6
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(47.0)	(482.7)
Depreciation and amortization	1,171.7	1,281.9
Operating lease right-of-use assets amortization	443.9	418.3
LIFO expense	37.5	18.9
Deferred income tax	(16.8)	(40.6)
Contributions to pension and post-retirement benefit plans, net of (income) expense	(80.6)	(16.2)
Loss on interest rate swaps and commodity hedges, net	24.0	0.4
Amortization and write-off of deferred financing costs	16.1	35.4
Loss on debt extinguishment	57.7	65.8
Equity-based compensation expense	43.4	24.8
Other	(46.0)	8.5
Changes in operating assets and liabilities
Receivables, net	(23.1)	84.9
Inventories, net	(322.9)	(310.4)
Accounts payable, accrued salaries and wages and other accrued liabilities	627.1	322.4
Operating lease liabilities	(357.7)	(385.5)
Self-insurance assets and liabilities	20.6	5.5
Other operating assets and liabilities	453.7	(43.0)
Net cash provided by operating activities	2,996.0	1,387.0

Cash flows from investing activities:
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,083.0)	(1,083.7)
Proceeds from sale of assets	143.9	1,061.0
Other	(5.2)	(2.7)
Net cash used in investing activities	(944.3)	(25.4)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,500.0	1,518.0
Payments on long-term borrowings	(3,638.7)	(3,300.8)
Payments of obligations under finance leases	(52.0)	(78.3)
Payment of redemption premium on debt extinguishment	(48.6)	—
Payments for debt financing costs	(15.9)	(25.5)
Dividends paid on common stock	(47.3)	—
Dividends paid on convertible preferred stock	(36.4)	—
Proceeds from convertible preferred stock	1,680.0	—
Third party issuance costs on convertible preferred stock	(80.9)	—
Treasury stock purchase, at cost	(1,864.7)	—
Other	(39.4)	(26.1)
Net cash used in financing activities	(643.9)	(1,912.7)

Net increase (decrease) in cash and cash equivalents and restricted cash	1,407.8	(551.1)
Cash and cash equivalents and restricted cash at beginning of period	478.9	967.7
Cash and cash equivalents and restricted cash at end of period	$1,886.7	$416.6

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share:

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Numerator:

Net income	$123.7	$54.8	$994.4	$398.6
Adjustments:
(Gain) loss on interest rate and commodity hedges, net (d)	(1.9)	0.1	24.0	0.4
Facility closures and transformation (1)(b)	18.6	11.0	34.5	11.0
Acquisition and integration costs (2)(b)	2.0	17.4	10.5	51.0
Equity-based compensation expense (b)	15.1	7.2	43.4	24.8
Gain on property dispositions and impairment losses, net	(59.0)	(18.7)	(47.0)	(482.7)
LIFO expense (a)	14.3	2.6	37.5	18.9
Discretionary COVID-19 pandemic related costs (3)(b)	44.7	—	134.6	—
Civil disruption related costs (4)(b)	—	—	13.0	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering (b)	(1.0)	3.4	23.4	3.4
Amortization of debt discount and deferred financing costs (c)	4.9	25.1	16.1	68.9
Loss on debt extinguishment	8.6	—	57.7	65.8
Amortization of intangible assets resulting from acquisitions (b)	12.9	65.3	43.5	227.0
UFCW National Fund withdrawal (5)(b)	285.7	—	285.7	—
Miscellaneous adjustments (6)(f)	8.6	4.6	56.0	37.7
Tax impact of adjustments to Adjusted net income	(90.6)	(30.6)	(183.1)	(6.9)
Adjusted net income	$386.6	$142.2	$1,544.2	$417.9

Denominator:

Weighted average Class A common shares outstanding - diluted	472.1	580.9	580.3	579.8
Adjustments:
Convertible preferred stock (7)	101.6	—	—	—
Restricted stock units and awards (8)	8.9	6.6	8.3	7.6
Adjusted weighted average Class A common shares outstanding - diluted	582.6	587.5	588.6	587.4

Adjusted net income per Class A common share - diluted	$0.66	$0.24	$2.62	$0.71

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Net income per Class A common share - diluted	$0.20	$0.09	$1.71	$0.69
Convertible preferred stock (7)	0.01	—	—	—
Non-GAAP adjustments (9)	0.46	0.15	0.95	0.03
Restricted stock units and awards (8)	(0.01)	—	(0.04)	(0.01)
Adjusted net income per Class A common share - diluted	$0.66	$0.24	$2.62	$0.71
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition. Also includes expenses related to management fees paid in connection with acquisition and financing activities.
(3) Includes $44.7 million in bonus payments related to front-line associates during the third quarter of fiscal 2020. Also includes $53 million of charitable contributions to our communities and hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(4) Primarily includes costs related to store damage, inventory losses and community support as a result of the civil disruption during late May and early June in certain markets.
(5) Related to the previously announced withdrawal from the UFCW National Fund.
(6) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.
(7) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(8) Represents incremental unvested restricted stock units (RSUs) and unvested restricted stock awards (RSAs) to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(9) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Adjusted Net Income Per Class A Common Share
(in millions, except per share data)

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Adjusted net income (1)	$386.6	$142.2	$1,544.2	$417.9
Tax impact of adjustments to Adjusted net income	90.6	30.6	183.1	6.9
Income tax expense	29.5	12.9	342.6	110.5
Amortization of debt discount and deferred financing costs (c)	(4.9)	(25.1)	(16.1)	(68.9)
Interest expense, net	115.9	154.8	425.1	557.5
Amortization of intangible assets resulting from acquisitions (b)	(12.9)	(65.3)	(43.5)	(227.0)
Depreciation and amortization (e)	362.9	384.3	1,171.7	1,281.9
Adjusted EBITDA	$967.7	$634.4	$3,607.1	$2,078.8
(1) Reflects the impact of Non-GAAP adjustments for each period presented. See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) (Gain) loss on interest rate and commodity hedges, net:

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Cost of sales	$(2.2)	$0.1	$4.3	$0.4
Other income, net	0.3	—	19.7	—
Total (Gain) loss on interest rate and commodity hedges, net	$(1.9)	$0.1	$24.0	$0.4

(e) Depreciation and amortization:

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Cost of sales	$37.8	$38.3	$131.9	$128.3
Selling and administrative expenses	325.1	346.0	1,039.8	1,153.6
Total Depreciation and amortization	$362.9	$384.3	$1,171.7	$1,281.9

(f) Miscellaneous adjustments:

	12 weeks ended		40 weeks ended
	December 5, 2020	November 30, 2019	December 5, 2020	November 30, 2019
Selling and administrative expenses	$10.0	$11.9	$44.7	$28.6
Other income, net	(1.4)	(7.3)	11.3	9.1
Total Miscellaneous adjustments	$8.6	$4.6	$56.0	$37.7

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is the total net debt to Adjusted EBITDA ratio on a rolling four quarter basis:

	December 5, 2020	November 30, 2019
Total debt (including finance leases and excluding operating leases)	$8,540.4	$8,749.2
Cash and cash equivalents	1,836.1	406.4
Total debt net of cash and cash equivalents	6,704.3	8,342.8

Rolling four quarters Adjusted EBITDA	$4,362.7	$2,806.0

Total net debt to Adjusted EBITDA ratio	1.5	3.0

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	December 5, 2020	November 30, 2019
Net income	$1,062.2	$534.2
Depreciation and amortization	1,581.1	1,679.9
Interest expense, net	565.6	725.8
Income tax expense	364.9	111.9
EBITDA	3,573.8	3,051.8

Loss on interest rate and commodity hedges, net	74.2	0.4
Facility closures and transformation (1)	41.8	11.0
Acquisition and integration costs (2)	20.0	80.5
Equity-based compensation expense	51.4	37.0
Loss on debt extinguishment	103.3	65.0
Gain on property dispositions and impairment losses, net (3)	(49.1)	(484.0)
LIFO expense	37.0	11.2
Discretionary COVID-19 pandemic related costs (4)	134.6	—
Civil disruption related costs (5)	13.0	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering	23.7	3.4
UFCW National Fund withdrawal (6)	285.7	—
Miscellaneous adjustments (7)	53.3	29.7
Adjusted EBITDA	$4,362.7	$2,806.0
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition. Also includes expenses related to acquisitions and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale leaseback transactions in the rolling four quarters ended November 30, 2019.
(4) Includes $44.7 million in bonus payments related to front-line associates during the third quarter of fiscal 2020. Also includes $53 million of charitable contributions to our communities and hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(5) Primarily includes costs related to store damage, inventory losses and community support as a result of civil disruption during late May and early June in certain markets.
(6) Related to the previously announced withdrawal from the UFCW National Fund.
(7) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments and adjustments for unconsolidated equity investments.